As filed with the Securities and Exchange Commission on December 21, 2005

Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALICO, INC.

(Exact name of registrant as specified in its charter)

Florida	59-0906081
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

P.O. Box 338

La Belle, Florida 33975

(address, including zip code, of principal executive offices)

Alico’s Directors Compensation Plan

(Full title of the plan)

John Alexander

Chief Executive Officer

Alico, Inc.

P.O. Box 338

La Belle, Florida 33975

(863) 675-2966

(Name, address and telephone number, including area code, of agent for service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

David C. Shobe, Esquire

Olga M. Pina, Esquire

Fowler White Boggs Banker P.A.

501 East Kennedy Boulevard, Suite 1700

Tampa, Florida 33602

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share	31,000 shares	$46.14	$1,430,340.00	$153.05

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of additional shares as may become issuable under the plan in the event of a share split, share dividend, split-up, recapitalization or other similar event.

(2)	Calculated on the basis of the average of the high and low prices of the Company’s common stock on the Nasdaq National Market on December 15, 2005 in accordance with Rule 457(h) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents heretofore filed by Alico, Inc. (the “Company”) with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated herein by reference as of their respective dates:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2005.

(2)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (1) above.

(3)	The description of the Common Stock as contained in the Company’s Registration Statement on Form S-1, Registration No. 2-43156 including all amendments or reports flied for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 607.0850 of the Florida Business Corporation Act (the “Business Corporation Act”) grants each corporation organized thereunder the power to indemnify officers, directors, employees and agents on certain conditions against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. Section 607.0831 of the Business Corporation Act provides that the director of a Florida corporation shall not be personally liable to such corporation or its stockholders for monetary damages resulting from breaches of the directors’ duties unless such breach constitutes a violation of criminal law, a transaction for which the director received an improper benefit, and certain other circumstances including acts of recklessness, bad faith, and unlawful distributions.

The Company’s Bylaws also provide for the indemnification of each Officer and Director except in relation to matters as to which the Director or Officer is found liable for negligence or misconduct in the performance of their duties as Director or Officer. The Company currently maintains policies of insurance under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

4.1	Restated Certificate of Incorporation, dated February 17, 1972 (incorporated by reference to the Company’s Registration Statement on form S-1 Registration No. 2-43156).

4.2	Certificate of Amendment to Certificate of Incorporation, dated January 7, 1974.

4.3	Amendment to Articles of Incorporation, dated January 14, 1987.

4.4	Amendment to Articles of Incorporation, dated December 27, 1988.

4.5	Bylaws of the Registrant, as amended on August 22, 2005 (and restated through such date).

5.1	Opinion of Fowler White Boggs Banker P.A., as to the legality of the securities being registered.

23.1	Consent of Fowler White Boggs Banker P.A. (appears in its opinion filed as Exhibit 5.1).

23.2	Consent of Tedder, James, Worden & Associates, P.A.

99.0	Description of Directors’ Stock Compensation Plan (incorporated by reference from the Company’s Proxy Statement filed on form DEFR 14/A with the SEC on May 12, 2005).

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered thereof.

(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on December 21, 2005.

ALICO, INC.

By:	/S/ JOHN ALEXANDER
John Alexander,
President and Chief Executive Officer (Principal Executive Officer)

By:	/S/ PATRICK MURPHY
Patrick Murphy,
Chief Financial Officer, (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN R. ALEXANDER John R. Alexander	Director and Chief Executive Officer (Principal Executive Officer)	December 21, 2005

/S/ PATRICK MURPHY Patrick Murphy	Chief Financial Officer (Principal Financial Officer)	December 21, 2005

/S/ ROBERT E. LEE CASWELL Robert E. Lee Caswell	Director	December 21, 2005

Evelyn D’An	Director

/S/ PHILLIP S. DINGLE Phillip S. Dingle	Director	December 21, 2005

/S/ GREGORY T. MUTZ Gregory T. Mutz	Director	December 21, 2005

/S/ CHARLES L. PALMER Charles L. Palmer	Director	December 21, 2005

/S/ BAXTER G. TROUTMAN Baxter G. Troutman	Director	December 21, 2005

Gordon Walker	Director

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